Consent of Independent Accountants

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of our report dated March 16, 1998 relating to the financial statements of Medical Sterilization, Inc. as of and for the year ended December 31, 1997, which appears in such Prospectus.


/s/ Price Waterhouse LLP

Price Waterhouse LLP

Philadelphia, PA
May 8, 1998